NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 8, 2009, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of Eaton Vance Municpal Trust,
Common Shares of Beneficial Interest
Par Value $.01 being effected because
the Exchange knows or is reliably
informed that on May 28, 2009 the
instruments representing the
securities comprising the entire
class of this security came to
evidence, by operation of law or
otherwise, other securities in
substitution therefore and
represent no other right except,
if such be the fact, the right
to receive an immediate cash payment.


The security was suspended by the
Exchange on May 28, 2009.